Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares	Other	909,090 (1)	$0.90505 (2)	$822,771.90	0.00014760	$121.44
	Total Offering Amounts					$822,771.90		$121.44
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$121.44

(1)	Consists of an aggregate of 909,090 Ordinary Shares underlying New Warrants held by each of the Selling Stockholders
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Ordinary Shares on The Nasdaq Stock Market LLC on December 21, 2023 ($0.90505 per Ordinary Share). This calculation is in accordance with Rule 457(c).
(3)	In the event of a stock split, stock dividend or other similar transaction involving the Ordinary Shares, in order to prevent dilution, the number of Ordinary Shares registered hereby shall be automatically increased to cover the additional Ordinary Shares in accordance with Rule 416(a) under the Securities Act.